UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2005

ENCLAVES GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-29689	20-1951556
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2550 East Trinity Mills Road, Suite 122, Carrollton, Texas		75006
(Address of principal executive offices)		(zip code)

Registrant’s telephone number, including area code: (972) 416-9304

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into Material Definitive Agreements.

Drummond Village Project.

On October 21, 2005, we entered into an Amendment to that certain Real Estate Purchase and Sale Agreement (attached hereto as Exhibit 10.1) (the “Amendment”) with Pilot Developers, LLC, a North Carolina limited liability company, originally effective August 22, 2005 (the “Agreement”). Under the Agreement, we had agreed to acquire certain parcels of land containing approximately one hundred fifty three (153) acres located in the City of Salisbury, Rowan County, North Carolina, commonly known as “Drummond Village,” for a purchase price of five million dollars ($5,000,000), subject to the opportunity to review said property during a feasibility period.

The parties subsequently entered into the Amendment, as they had allowed the Agreement to terminate at the end of the original feasibility period. Under the Amendment, we (i) reinstated the Agreement, (ii) reduced the property size to 75.6 acres, (iii) reduced the purchase price to two million five hundred thousand dollars ($2,500,000), (iv) reserved the option during the five (5) year period after the first settlement to acquire on fixed terms the balance of the one hundred fifty-three (153) acres, and (v) further extended both the feasibility review period to thirty days (30) after the effective date of the Amendment, and the closing date to January 10, 2006.

Grand Oaks Project.

On October 24, 2005, we entered into a Purchase and Sale Agreement (attached hereto as Exhibit 10.2), with Grand Oaks Development, LLC, a North Carolina limited liability company (the “Seller”). Under the Purchase and Sale Agreement, we agreed to acquire certain parcels of land containing approximately two hundred seventy seven and 27/100 (277.27) acres located in Lexington County, South Carolina, commonly known as “Grand Oaks”, for a purchase price of seven million one hundred thousand dollars ($7,100,000), subject to the opportunity to review said property during a feasibility period.

Item 9.01.	Financial Statements and Exhibits.
(c)	Exhibits.
Exhibit No.	Description of Exhibit
10.1	Amendment to Real Estate Purchase and Sale Agreement effective as of October 21, 2005 by and between Pilot Developers, LLC and Enclaves Group, Inc.
10.2	Purchase and Sale Agreement, by and between Grand Oaks Development, LLC and Enclaves Group, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCLAVES GROUP, INC.

Dated: October 25, 2005	By:	/s/ Daniel G. Hayes
Name: Daniel G. Hayes
Title: President and Chief Executive Officer